Exhibit 99.1

inContact Reports Fourth Quarter and Full Year 2010 Financial Results

Fourth Quarter Produces Significant Incremental Software Revenue and Represents The Third Consecutive Quarter of Record Bookings

SALT LAKE CITY – March 10, 2011 – inContact (NASDAQ: SAAS, the leading provider of on-demand contact center software and contact center agent optimization tools, today reported financial results for fourth quarter and year ended December 31, 2010.

“In the fourth quarter, we achieved approximately $500,000 in sequential software revenue growth, largely as a result of our strategic investments in sales and marketing that began earlier in the year,” said Paul Jarman, inContact CEO. “We feel that this momentum represents the beginning of a long term growth trend in software revenues and contributed to several key milestones for the company in fourth quarter.

“In fourth quarter we closed 45 contracts, of which 32 were new contracts and 13 were upsells in existing accounts. These bookings represent a 98% increase in estimated software revenue potential over the bookings in Q4 of 2009. It also represents a 98% increase in the estimated value per contract over the estimated value per contract in Q4 of 2009. The growth in the size of the customers purchasing our solutions is representative of the recent announcement of our strong entry into the European market through our contract with Johnston’s Press, which will ramp to approximately 500 agents by 2012.”

Revenue

Software segment revenue totaled $8.8 million in the quarter ended December 31, 2010, an increase of 11% from $7.9 million in the same period in 2009. For the full year ended December 31, 2010, software segment revenue totaled $33.7 million, an increase of 16% from $29.1 million for 2009. Software segment revenue includes all monthly recurring revenue related to the delivery of our software applications, plus the associated professional services and setup fees.

Consolidated revenue for the three months ended December 31, 2010 was $20.3 million, versus $20.8 million for the same period in 2009. This reflects a decrease of $1.3 million in Telecom segment revenue due to expected attrition, which was offset by an increase of $800,000 in Software segment revenue.

Gross Profit and Gross Margin

Consolidated gross profit decreased $231,000 in the fourth quarter 2010 compared to the same period in 2009. Software segment gross profit increased $191,000 in the quarter compared to the same period in 2009.

Consolidated gross margin percentage remained flat at 43%. Software segment gross margin percentage decreased to 62% in the fourth quarter compared to 66% for the same period in 2009. Half of this difference is attributable to higher non-cash amortization of previously capitalized software development costs, and the remaining amount is attributable to an investment in professional services and customer services, in order to manage the growth from new customers. Software segment gross margin, excluding non-cash charges, was 72% for Q4 2010 versus 74% for Q4 2009.

Net Income

Net loss for the quarter ended December 31, 2010 was $1.2 million, or ($0.04) per share, as compared to a net income of $332,000 or $0.01 per share for the same period in 2009. Our decrease in net results is primarily due to increased expenditures for software segment marketing activities totaling over $1 million. Included in the quarterly net loss is $1.5 million of depreciation and amortization and $378,000 of stock-based compensation. For the full year ended December 31, 2010, the company reported a net loss of $1.1 million versus a net loss of $2.9 million for 2009.

EBITDAS

Earnings before interest, taxes, depreciation and amortization, and stock-based compensation (EBITDAS) for the fourth quarter was a positive $766,000 versus $2.2 million during the same period in 2009. Our decrease in EBITDAS is primarily due to increased expenditures for software segment marketing activities totaling over $1 million. EBITDAS for the full year ended December 31, 2010 was $6.1 million versus $4.4 million in 2009. EBITDAS is a non-GAAP measure management believes provides important insight into our operating results (see reconciliation of non-GAAP measures below).

“As a result of our strong pipeline, (as exemplified by the two new Fortune Global 500 customers we closed in the first quarter), the growing average deal size, and the accelerating adoption of cloud-based solutions, we see tremendous opportunities for inContact in 2011,” Jarman concluded. “To capitalize on our rapidly building momentum, we will accelerate our successful marketing programs and add new, high-impact demand generation activities; continue our R&D innovation and extend our growing technology partner ecosystem; expand our channel footprint to accelerate partner deal flow; strengthen and grow our newly established international markets in Europe and the Philippines and continue to provide the industry’s best support for our customers.

“Never before in the history of inContact have we seen such meaningful opportunities in this multi-billion dollar industry. We have generated record bookings for the past three consecutive quarters as well as for the year. We are benefiting from the momentum of our marketing investments as cloud technology becomes the choice for more and more businesses. We have the product portfolio, partners, people and market presence required to fuel our growth in 2011 and beyond.”

CONFERENCE CALL INFORMATION

We will host a conference call to discuss our fourth quarter and year end 2010 financial results later today at 4:30 p.m. Eastern time (1:30 p.m. Pacific).

Dial-in Number: 1-800-862-9098

International Dial-in Number: +1-785-424-1051

Conference ID#: 7INCONTACT

An audio file of the call will be available after March 14, 2011 on the inContact Investor Relations website at http://investor.incontact.com, in the Webcasts and Presentations section. A replay of the call will be available via telephone after 7:30 p.m. Eastern time today and until March 17, 2011:

Toll-free replay number: 1-877-870-5176

International replay number: +1-858-384-5517

Replay Pin Number: 12322

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on inContact’s current expectations, estimates and projections about inContact’s industry, management’s beliefs, and certain assumptions made by management, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with inContact’s business model; our ability to develop or acquire, and gain market acceptance for new products, including our new sales and marketing and voice automation products, in a cost-effective and timely manner; the gain or loss of key customers; competitive pressures; its ability to expand operations; fluctuations in its earnings as a result of the impact of stock-based compensation expense; interruptions or delays in our hosting operations; breaches of our security measures; its ability to protect our intellectual property from infringement, and to avoid infringing on the intellectual property rights of third parties; and its ability to expand, retain and motivate our employees and manage its growth. Further information on potential factors that could affect our financial results is included in inContact’s Annual Report on Form 10-K, quarterly reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. inContact undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

INCONTACT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$10,321	$10,852
Restricted cash	246	80
Auction rate preferred securities	—	125
Accounts and other receivables, net of allowance for uncollectible accounts of $749 and $1,371 respectively	9,303	9,165
Other current assets	2,293	1,584

Total current assets	22,163	21,806
Restricted cash	—	166
Property and equipment, net	12,041	10,378
Intangible assets, net	1,938	2,501
Goodwill	4,073	3,577
Other assets	370	501

Total assets	$40,585	$38,929

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	7,295	6,120
Accrued liabilities	2,079	2,773
Accrued commissions	1,058	1,136
Current portion of deferred revenue	898	1,085
Current portion of long-term debt and capital lease obligations	1,334	1,844
Warrant liability	246	—

Total current liabilities	12,910	12,958
Long-term debt and capital lease obligations	8,653	8,476
Deferred rent	286	369
Deferred revenue	34	134
Warrant liability	—	496

Total liabilities	21,883	22,433
Total stockholders’ equity	18,702	16,496

Total liabilities and stockholders’ equity	$40,585	$38,929

INCONTACT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Quarter ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)
Revenue:
Software	$8,756	$7,914	$33,692	$29,103
Telecom	11,553	12,892	48,463	55,080

Total revenue	20,309	20,806	82,155	84,183

Costs of revenue:
Software	3,345	2,695	12,051	9,681
Telecom	8,214	9,130	34,542	40,334

Total costs of revenue	11,559	11,825	46,593	50,015

Gross profit	8,750	8,981	35,562	34,168

Operating expenses:
Selling and marketing	5,285	4,247	19,158	17,355
Research and development	1,365	1,365	5,271	4,845
General and administrative	2,996	2,878	12,085	13,737

Total operating expenses	9,646	8,490	36,514	35,937

Income (loss) from operations	(896)	491	(952)	(1,769)
Other income (expense):
Interest income	—	2	1	4
Interest expense	(89)	(139)	(287)	(666)
Change in fair value of warrants	(169)	47	250	(383)
Other income (expense):	(43)	(46)	(47)	(46)

Total other expense	(301)	(136)	(83)	(1,091)

Income (loss) before income taxes	(1,197)	355	(1,035)	(2,860)
Income tax expense	21	(23)	(21)	(62)

Net income (loss)	$(1,176)	$332	$(1,056)	$(2,922)

Net income (loss) per common share:
Basic	$(0.04)	$0.01	$(0.03)	$(0.09)
Diluted	$(0.04)	$0.01	$(0.03)	$(0.09)

Weighted average common shares outstanding:
Basic	31,783	31,065	35,384	31,335
Diluted	32,639	31,065	35,384	31,335

SEGMENT REPORTING

We operate under two business segments: Software and Telecom. The Software segment includes all monthly recurring revenue related to the delivery of our software applications plus the associated professional services and setup fees related to the software services product features. The Telecom segment includes all voice and data long distance services provided to customers.

For segment reporting, we classify operating expenses as either “direct” or “indirect”. Direct expense refers to costs attributable solely to either selling and marketing efforts or research and development efforts. Indirect expense refers to costs that management considers to be overhead in running the business. Management evaluates expenditures for both selling and marketing and research and development efforts at the segment level without the allocation of overhead expenses, such as rent, utilities and depreciation on property and equipment.

Operating segment revenues and profitability for the quarters and years ended December 31, 2010 and 2009 were as follows (in thousands):

	Quarter Ended December 31, 2010			Year Ended December 31, 2010
	Software	Telecom	Consolidated	Software	Telecom	Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$8,756	$11,553	$20,309	$33,692	$48,463	$82,155
Costs of revenue	3,346	8,213	11,559	12,051	34,542	46,593

Gross profit	5,410	3,340	8,750	21,641	13,921	35,562
Gross margin	62%	29%	43%	64%	29%	43%

Operating expenses:
Direct selling and marketing	4,134	860	4,994	14,662	3,467	18,129
Direct research and development	1,212	—	1,212	4,638	—	4,638
Indirect	2,634	807	3,441	10,342	3,405	13,747

Income (loss) from operations	$(2,570)	$1,673	$(897)	$(8,001)	$7,049	$(952)

	Quarter Ended December 31, 2009			Year Ended December 31, 2009
	Software	Telecom	Consolidated	Software	Telecom	Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$7,914	$12,892	$20,806	$29,103	$55,080	$84,183
Costs of revenue	2,695	9,130	11,825	9,681	40,334	50,015

Gross profit	5,219	3,762	8,981	19,422	14,746	34,168
Gross margin	66%	29%	43%	67%	27%	41%

Operating expenses:
Direct selling and marketing	2,976	1,029	4,005	11,322	5,123	16,445
Direct research and development	1,161	—	1,161	4,188	—	4,188
Indirect	2,408	916	3,324	10,178	5,126	15,304

Income (loss) from operations	$(1,326)	$1,817	$491	$(6,266)	$4,497	$(1,769)

RECONCILIATION of NON-GAAP MEASURES:

Adjusted Net Income, which is calculated as Net loss less amortization of intangible assets and stock-based compensation, and “EBITDAS,” which is calculated as Earnings Before deductions for Interest, Taxes, Depreciation and Amortization, are not measures of financial performance under generally accepted accounting principles (GAAP). Adjusted Net Income and EBITDAS are provided for the use of the reader in understanding our operating results and are not prepared in accordance with, nor do they serve as an alternative to GAAP measures and may be materially different from similar measures used by other companies. While not a substitute for information prepared in accordance with GAAP, management believes that this information is helpful for investors to more easily understand our operating financial performance. Management also believes this measure may better enable an investor to form views of our potential financial performance in the future. This measure has limitations as an analytical tool, and investors should not consider Adjusted Net Income and EBITDAS in isolation or as substitutes for analysis of our results prepared in accordance with GAAP.

Reconciliation of Adjusted net income (loss) to Net income (loss) applicable to common stockholders as it is presented on the Consolidated

Statements of Operations for inContact, Inc.

(in thousands - unaudited)

	Quarter ended December 31,
	2010	2009
Net income (loss)	$(1,176)	$332

Amortization of intangible assets	138	182
Stock-based compensation	378	402

Adjusted net income (loss)	$(660)	$916

	Year ended December 31,
	2010	2009
Net loss	$(1,056)	$(2,922)

Amortization of intangible assets	563	983
Stock-based compensation	1,393	1,621

Adjusted net income (loss)	$900	$(318)

Reconciliation of EBITDAS to Net income (loss) applicable to common stockholders as it is presented on the Consolidated

Statements of Operations for inContact, Inc.

(in thousands - unaudited)

	Quarter ended December 31,
	2010	2009
Net income (loss)	$(1,176)	$332

Depreciation and amortization	1,496	1,315
Stock-based compensation	378	402
Interest income and expense, net	89	137
Income tax expense	(21)	23

EBITDAS	$766	$2,209

	Year ended December 31,
	2010	2009
Net loss	$(1,056)	$(2,922)

Depreciation and amortization	5,445	4,935
Stock-based compensation	1,393	1,621
Interest income and expense, net	286	662
Income tax expense	21	62

EBITDAS	$6,089	$4,358

About inContact

inContact (NASDAQ: SAAS) helps contact centers around the globe create profitable customer experiences through its powerful portfolio of cloud-based contact center software solutions. The company’s services and solutions enable contact centers to operate more efficiently, optimize the cost and quality of every customer interaction, create new pathways to profit and ensure ongoing customer-centric business improvement and growth. To learn more, visit www.inContact.com.

Contacts:

Investor Contact: Neal Feagans Feagans Consulting 303-449-1184	General Contact: Heather Hurst Communications Director 866-698-8911
heather.hurst@inContact.com

inContact® is the registered trademark of inContact, Inc.